CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

Exhibit 16.1

March 31, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements regarding our firm included under Item 4.01 "Registrant's Certifying Accountant" in the Form 8-K/A dated February 12, 2010 of Libra Alliance Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with any other statements of the registrant contained within this Form 8-K/A.

Yours truly,

Chisholm, Bierwolf, Nilson + Morrill

Chisholm, Bierwolf, Nilson & Morrill, LLC